Exhibit 99.1

KODIAK OIL & GAS CORP.

ANNOUNCES TWO MORE SUCCESSFUL BAKKEN COMPLETIONS

DENVER, Sept. 9 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today provided an interim update on its Williston Basin drilling and completion activities.

Williston Basin Completion Activities — Dunn County, North Dakota

Kodiak recently completed two additional Bakken oil wells on its Fort Berthold Indian Reservation (FBIR) acreage block in Dunn County, N.D.  These are the fifth and sixth producers completed by Kodiak since the beginning of the year.  Information relevant to per-well performance and completions can be found in the tabular section of this operations update.

Bakken producer with 8,313 foot lateral has initial production rate of 1,492 BOE/D

The TSB #14-33-28H, an 8,313 foot horizontal lateral, was successfully completed in 15 stages.  The well recorded initial 24-hour production rates of 1,309 barrels of oil per day (BOPD) and 1.1 million cubic feet of natural gas per day (MMcf/d), or 1,492 barrels of oil equivalent per day (BOE/d).  During the first seven days of flow-back, the well produced 6,857 barrels of oil (BO) 5.8 MMcf, or 7,828 BOE.  Kodiak operates the TSB #14-33-28H with a 50% working interest (WI) and 41% net revenue interest (NRI).

Bakken producer with 4,163 foot lateral has initial production rate of 978 BOE/D

The TSB #14-33-6H well, a shorter 4,163 foot horizontal lateral, was completed in six stages.  The well recorded initial 24-hour production rates of 903 BOPD and 453 Mcf/d, or 978 BOE/d.  Kodiak operates the TSB #14-33-6H with a 50% WI, and 41% NRI.

Drilling Operations — Twin Buttes Federal Unit (Charging Eagle and Tall Bear Areas)

Kodiak is currently testing the productive potential of the middle member of the Bakken shale in the southeastern-most portion of the Company’s FBIR acreage block which is also part of the newly formed Twin Buttes Federal Unit (TBFU).  Within the TBFU, the Company intends to drill three wells.  If successful, the wells would indicate the potential for Bakken shale oil production across the entirety of the Company’s approximately 58,000 gross and 35,000 net acres under lease as of August 31, 2009.

The first of the anticipated three wells, the CE #1-22-10H well (Kodiak operates with 55% WI and 45% NRI), reached total depth in August 2009 and is a longer 9,950 foot horizontal lateral well design.

Kodiak skid the rig approximately 50 feet and  successfully reached total depth on the CE #1-22-23H well (Kodiak operates with 60% WI and 50% NRI) off of the same drilling pad.  This well was drilled on a 640-acre spacing unit with a 6,621 foot lateral.  The Charging Eagle wells are the seventh and eighth wells drilled by Kodiak on the FBIR.

Kodiak plans to move its drilling rig to the Tall Bear prospect area where it will next spud the proposed TB #16-15-16H well (Kodiak operates with 60% WI and 50% NRI) which is anticipated to be a longer estimated 10,000 foot horizontal lateral well design.

Management Comment

Commenting on operations, Lynn Peterson Kodiak’s President and CEO said: “We are very pleased with the initial production rates from both wells.  More useful for analysis than the IPs are the seven-day cumulative production numbers from the TSB #14-33-28H well, the longer lateral.  We believe that the longer-term production volumes are more indicative of the actual well performance and estimated ultimate reserves.

“Since Kodiak began operations on the FBIR in late 2008, we have utilized pad drilling, whereby we have drilled two wells off of the same drilling pad in opposite directions.  On three pads drilled to date, one well is a longer 8,000 foot to 10,000 foot lateral, with the second well being a shorter 4,000 foot to 5,000 foot lateral.  We have planned our 2009 drilling program to facilitate both longer and shorter laterals for a variety of reasons; in particular, it allows us to evaluate the per-well economics between the lateral length designs.  In addition, this pattern fits our acreage position and allows the rig to quickly skid to the next location saving considerably on the mobilization and demobilization costs involved in rig moves.

“Currently our costs to drill and complete middle Bakken wells are $4.0 million to $4.5 million for the shorter laterals and $5.5 million to $6.0 million for the longer laterals.  Drilling costs for the shorter laterals are approximately $2.8 million and up to $3.2 million for the longer laterals, with the balance constituting completion costs which can vary by well as frac designs are modified.  Drilling efficiencies are an important component of costs within our control and every effort is being made at the field level to continue to reduce the time and cost to total depth.  We believe our current efficiencies are upper quartile, but continue to strive to improve them wherever possible.

“We are also closely monitoring the development of the Three Forks Formation on the FBIR and on the areas immediately surrounding our acreage.  We are certainly encouraged by the results from other operators as well as from the production of a Three Forks well that is in the middle of our acreage block.  We continue to track the increased Three Forks drilling and completion efforts in our FBIR area and are considering drilling a Three Forks test in the first half of 2010 based in part upon the well control derived from other operators and our receiving the necessary joint venture partner approval.”

The table below summarizes Kodiak’s 2009 activity on the FBIR:

Kodiak Oil & Gas Corp.  FBIR Drilling and Completion Activities

Well	WI / NRI (%)	Days to TD*	Lateral Length	Completion Date	Number of Frac Stages	IP 24- Hour Test (BOE/D)	First 30 Days Oil Production	Comment
MC #16-34-2H	60 / 49	41	4,169’	4/23/2009	8	711	8,397	Flowing Well
MC #16-34H	60 / 49	36	4,150’	5/4/2009	5	1,394	13,406	Flowing Well
TSB #16-8-7H	37.5/30.5	28	8,995’	6/7/2009	15	1,856	21,542	Flowing Well
TSB #16-8-16H	50/41	31	4,465’	6/18/2009	5	811	12,288	Flowing Well
TSB #14-33-28H	50/41	31	8,313’	8/3/2009	15	1,492	—	Flowing Well
TSB #14-33-6H	50/41	26	4,163’	8/24/2009	6	978	—	Flowing Well
CE #1-22-10H	55/45	32	9,950’	Q409	15	—	—	WOCU**
CE #1-22-23H	60/50	—	6,621’	Q409	13	—	—	WOCU**
TB #16-15-16H	60/50	—	Approx.10,000’	—	—	—	—	Spud after CE#1-22-23H

*Includes running liner in the hole / ** Waiting on Completion Unit

Vermillion Basin Completion Activities — Sweetwater County, Wyoming

Completion efforts are underway on the CFU #14-36 (non-operated, 25% WI / 20% NRI) which is a horizontal test of the productive potential of the natural gas prone Baxter shale Formation.  Kodiak is carried through production on this well as part of the recently announced amended agreement with Devon Energy Production Company, L.P.  Kodiak anticipates that completion operations will continue through the end of the third quarter 2009 and expects to provide further information after the well has been tested.

Rodman & Renshaw Conference Webcast

Mr. Peterson will be presenting to investors and analysts today, September 9, at the Rodman & Renshaw Annual Global Investment Conference in New York at 11:15 AM EDT.  The presentation will be webcast and can be accessed by logging onto the following link:  http://www.wsw.com/webcast/rrshq15/kog

The webcast will be available for replay for 90 days by accessing: http://www.rodm.com/conferences?id=33&link=confwebcasters

The accompanying slides from Peterson’s presentation are also available at www.kodiakog.com.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding cost to drill and complete wells and its ability to improve efficiencies in such drilling and completion efforts, and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.